Exhibit B

INTERNAL MEMORANDUM

Date:	April 5, 2011

From:	Adrian Adams, President and CEO

To:	All Employees

Subj:	Important Announcement - Home Office and Field Force Teleconference

Corporate development and licensing opportunities have been an important part of Inspire’s strategy, particularly since the recent restructuring and revised mission to focus on our eye care business. In considering our strategic options, we have strived to fulfill our responsibilities to our many stakeholders, including shareholders, employees, patients and care providers.

To this end, I am pleased to inform you that we have entered into a definitive agreement by which Inspire will be acquired in full by Merck, one of the world’s leading healthcare companies with a strong interest in establishing a commercial presence in the ophthalmology space. The acquisition is expected to be completed within the next 30-45 days. A copy of this morning’s press release announcing the details of the agreement is attached.

Inspire’s Leadership Team, Board of Directors and I believe this agreement provides a compelling and timely opportunity for our shareholders to realize the value of their investment in Inspire.

Given the importance of this announcement, I look forward to sharing more insight with you during two separate teleconferences schedule with the home office and the field force later today.

For field force employees: The teleconference will take place at 11:30 am. Francisca will be sending you a meeting request with dial-in information.

For home office employees: The teleconference will take place at 1:00 pm. For those in the home office today, please come to the 4th floor Inspiration Room to listen to the call. Francisca will be sending you a meeting request with dial-in information for those that may need it.

INTERNAL MEMORANDUM / pp 1 of 2

Forward-Looking Statement

This announcement includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The forward-looking statements in this announcement relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made that the holders of at least a majority of the outstanding shares of Inspire Pharmaceuticals, Inc. (“Inspire”) common stock will tender their shares pursuant to the tender offer or that the other conditions of the tender offer will be met. Furthermore, no assurances can be made with respect to the strength of Inspire’s integrated platform growing the AZASITE product opportunity.

Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the introduction of a generic form of epinastine, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission (the “SEC”). Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

Important Information about the Tender Offer and Where to Find It

The tender offer with respect to the announced transaction with Merck & Co. Inc. (“Parent”) has not yet commenced. This correspondence is neither an offer to buy nor a solicitation of an offer to sell any securities of Inspire. The solicitation and the offer to buy shares of Inspire’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase and other ancillary related materials that Monarch Transaction Corp., a wholly owned subsidiary of Parent intends to file with the SEC. In addition, Inspire will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer and, if applicable, a proxy statement regarding the merger. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Inspire on Schedule 14D-9, the proxy statement, if applicable, and related materials with respect to the tender offer, free of charge from the website of the SEC at www.sec.gov, or from the information agent and dealer manager named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Inspire at Inspire’s website at www.inspirepharm.com. Investors are advised to read these documents when they become available, including the Solicitation/Recommendation Statement of Inspire and any amendments thereto and any other materials relating to the tender offer that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect whether to tender their shares into the tender offer because they contain important information, including the terms and conditions of the tender offer.

INTERNAL MEMORANDUM / 2 of 2